For Immediate Release March 27, 2001

                    Valmont Comments on First Quarter Results

         Omaha, NE - Valmont Industries, Inc. (NASDAQ-NM: VALM), a diversified manufacturer of poles, structures and coating services for infrastructure, and mechanized irrigation equipment for agriculture, today commented on results for the first quarter ending March 31, 2001. On February 13, the Company said that it was cautious about its first quarter outlook and expected slightly higher sales and somewhat lower net earnings than 2000. The Company still expects slightly higher sales and expects that operating income levels should be around 20% below last year with diluted earnings per share of approximately 20 cents compared with 32 cents last year. The reduction in earnings relates primarily to North American irrigation operations. The Company's international irrigation and infrastructure performance remains strong.

     "As we indicated, our North American irrigation business was soft throughout the first quarter. Uncertainty about government farm programs combined with expectations for higher fertilizer and fuel costs have significantly slowed U.S. farmers purchases of irrigation equipment," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "On February 22, we announced that we have taken steps to structure the irrigation business to better match expenses with the reduced sales volumes. The costs of these measures will be substantially absorbed in the first quarter. In the infrastructure businesses, sales will be up despite severe winter weather and profitability will be slightly lower mainly as a result of higher energy costs, especially natural gas. While there is weakness in the North American irrigation business, our infrastructure businesses remain strong and at this time our backlogs are at historically high levels," added Bay.

         The company will report first quarter 2001 earnings on April 18, 2001.

         Valmont is a global leader in designing and manufacturing poles, towers, and structures for lighting, communication and utility markets, and a provider of protective coating services for infrastructure. Valmont also leads the world in mechanized irrigation and water management equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of fabricated products for commercial and industrial applications.

                                     -more-


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         This  release  contains  forward-looking   statements,   which  reflect
management's   current  views  and  estimates  of  future  economic  and  market circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including operating efficiencies, availability and price of raw materials, availability and market
acceptance  of  new  products,   product  pricing,  domestic  and  international
competitive   environment,   actions  and  policy   changes  of   domestic   and
international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results.

                                       END